UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 9, 2006

Charles River Laboratories International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-15943	06-1397316
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

251 Ballardvale St., Wilmington, Massachusetts		01887
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	978-658-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 9, 2006, Charles River Laboratories International, Inc. (the "Company") entered into a Stock Purchase Agreement, between the Company and Kendle International Inc. ("Kendle") pursuant to which the Company will sell its Phase II-IV Clinical Services business for $215 million in cash, subject to a working capital adjustment at closing (the "Stock Purchase Agreement").

The Stock Purchase Agreement has been approved by the Company’s Board of Directors. The closing of the transaction is subject to customary conditions, including, but not limited to, (i) expiration or termination of the applicable Hart-Scott-Rodino waiting period, (ii) absence of any court order or decree or law prohibiting the closing, and (iii) subject to certain exceptions, the accuracy of representations and warranties. The Stock Purchase Agreement contemplates that the acquisition must be completed by August 31, 2006.

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, which was filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2006 and is incorporated herein by reference. The Stock Purchase Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

10.1 Stock Purchase Agreement dated as of May 9, 2006 between Kendle International, Inc. and Charles River Laboratories International, Inc. (previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed May 10, 2006. The schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any schedules to the Securities and Exchange Commission upon request).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Charles River Laboratories International, Inc.

May 11, 2006	By:	Joanne P. Acford

Name: Joanne P. Acford
Title: Corporate Senior Vice President, General Counsel and Corporate Secretary